EXHIBIT 99.1

CONTACT:
Mike Zellner	Tyler Painter
Wind River	Wind River
Chief Financial Officer	Treasurer & Senior Director, Investor Relations
+1.510.749.2750	+1.510.749.2551
mike.zellner@windriver.com	tyler.painter@windriver.com

FOR IMMEDIATE RELEASE

Wind River Reports Results for Second Quarter Fiscal Year 2006

•	Reported revenue increased 12% year-over-year to $66.7 million

•	Deferred revenue balance of $80.0 million

•	Non-GAAP EPS of $0.07 and GAAP EPS of $0.06

•	Outstanding debt reduced to approximately $42 million by repurchasing $13 million of convertible subordinated debt

ALAMEDA, Calif., August 23, 2005— Wind River Systems, Inc. (NASDAQ: WIND), the global leader in Device Software Optimization (DSO), today reported its second quarter fiscal year 2006 operating results.

“The industry shift to device software optimization is a tremendous opportunity for Wind River,” said Ken Klein, president, chief executive officer and chairman of Wind River. “We continue to make progress in building a franchise to capitalize on the DSO growth opportunity.”

Total revenue for the second quarter ended July 31, 2005 was $66.7 million, a 12% increase over revenue of $59.4 million for the quarter ended July 31, 2004.

Generally accepted accounting principles (GAAP) net income for the second quarter of fiscal year 2006 was $5.7 million, or earnings per share of $0.06, as compared to net income of $3.3 million, or earnings per share of $0.04 for the second quarter of fiscal year 2005.

Non-GAAP net income for the second quarter of fiscal year 2006 was $6.3 million, or earnings per share of $0.07, as compared to non-GAAP net income of $4.6 million, or earnings per share of $0.05 for the second quarter of fiscal year 2005.

Financial Outlook

The following statements regarding Wind River’s outlook for the third quarter of fiscal year 2006, full fiscal year 2006, and other statements in this press release are forward-looking and actual results may differ materially. Please consult the safe-harbor statement at the end of this press release for a description of certain risk factors and Wind River’s SEC reports for a more comprehensive description of risks that may impact actual results. In response to SEC Regulation Fair Disclosure (Reg FD), Wind River plans to discuss its business outlook, based on current expectations, in conjunction with its quarterly earnings releases and conference call. Wind River does not plan to provide any further financial guidance beyond the information provided in its quarterly earnings release and conference call.

For Q3 Fiscal Year 2006, Wind River expects:

•	Revenue to be between $66 million and $67 million.

•	Earnings per share to be between $0.05 and $0.06 on a GAAP basis.

•	Earnings per share to be between $0.06 and $0.07 on a Non-GAAP basis.

For Fiscal Year 2006, Wind River expects:

•	Revenue to be between $267 million and $270 million.

•	Earnings per share to be between $0.26 and $0.28 on a GAAP basis.

•	Earnings per share to be between $0.28 and $0.30 on a Non-GAAP basis.

All references to earnings per share are calculated on a fully-diluted basis. Wind River provides non-GAAP net income and net income per share as an alternative for understanding the company’s operating results. Non-GAAP data is not in accordance with, or a substitute for, GAAP and may be materially different from non-GAAP measures used by other companies. Non-GAAP net income and net income per share for the three-month periods ended July 31, 2005 and 2004 were computed by adjusting GAAP net income and net income per share to exclude amortization of purchased and other intangibles, gain on investments, restructuring charges, realized loss on repurchase of bonds and payroll tax on stock option exercises. The non-GAAP earnings per share forecast for the three-month period ending October 31, 2005 and the twelve-month period ending January 31, 2006 was computed by adjusting GAAP earnings per share to exclude potential restructuring charges and the potential impact of amortization associated with purchased and other intangibles. Consistent with prior quarters, Wind River applies the same tax charge to its GAAP and non-GAAP results. Wind River provides a reconciliation of its GAAP and non-GAAP net income and net income per share for the three-month period ended July 31, 2005 and 2004 on page four of this release. Wind River’s management refers to these non-GAAP measures in making operating decisions because they provide meaningful information regarding Wind River’s operational performance. For example, the non-GAAP results are an indication of Wind River’s baseline performance before gains, losses or other charges that are considered by management to be outside of the company’s business segment operational results. In addition, these non-GAAP financial measures facilitate management’s internal comparisons to Wind River’s historical operating results and comparisons to competitors’ operating results. Wind River includes these non-GAAP financial measures in its earnings announcement because the company believes they are useful to investors in allowing for greater transparency to the supplemental information used by management in its financial and operational decision-making.

Conference Call

The company will host a conference call at 2:00 p.m. Pacific Time on August 23, 2005 to discuss these results. You may listen to the conference call by calling +1.800.399.5927 in the U.S. and +1.706.643.3427 internationally. You may also listen in live via our webcast at http://ir.windriver.com/phoenix.zhtml?c=91814&p=irol-EventDetails&EventId=1086584. A telephone replay of the conference call will be available after 5:00 p.m. Pacific Time on August 23, 2005 until 11:59 p.m. Pacific Time on August 30, 2005. You may listen to the replay of the conference call by calling +1.800.642.1687 in the U.S. and +1.706.645.9291 internationally and enter the conference i.d. 8286587. The audio webcast will be archived on the Investor Relations section of Wind River’s website located at http://ir.windriver.com/phoenix.zhtml?c=91814&p=irol-irhome.

About Wind River

Wind River is the global leader in Device Software Optimization (DSO). The company’s solutions enable customers to develop and run device software better, faster, at a lower cost and more reliably. Wind River’s Workbench, General Purpose Platform and Market-Specific Platforms reduce effort, cost and risk, and optimize quality and reliability at all phases of the device software development process from concept to deployed product.

Founded in 1981, Wind River is headquartered in Alameda, California, with operations worldwide. To learn more, visit Wind River at http://www.windriver.com or call Wind River at 1-866-296-5361.

Wind River Systems and the Wind River Systems logo are trademarks of Wind River Systems, Inc., and VxWorks and WIND RIVER are registered trademarks of Wind River Systems, Inc. Third party marks and brands are the property of their respective holders.

This press release contains forward-looking statements, including those relating to expected revenue and earnings per share for the third quarter ending October 31, 2005 and the fiscal year ending January 31, 2006, Wind River’s continued ability to help its customers develop and run their device software better, faster, at lower cost and more reliably, building a long-term, sustainable franchise, the DSO growth opportunity, and the market shift to device software optimization and Wind River’s role in the shift. Wind River has not completed its 10-Q review process for the quarter ended July 31, 2005 and accordingly, the operating results for the second quarter of fiscal year 2006 may be adjusted upon completion of its review. Actual operating results for this period could be different based on factors such as settlement of accruals and certain other adjustments. Words such as “expects,” “anticipates,” “projects,” “intends,” “plans,” “believes” and “estimates,” variations of such words and similar expressions are also intended to identify forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those contemplated herein. Factors that could cause or contribute to such differences include but are not limited to weakness in the economy generally or in the technology sector specifically, the success of Wind River’s implementation of its new and current business models, products and market strategies, the ability to address rapidly changing technology and markets and to deliver our products on a timely basis, the ability of our customers to sell products that include the company’s software, the impact of competitive products and pricing, the success of the company’s strategic relationships, the impact of changes to accounting for stock-based compensation pursuant to FASBs statement of financial accounting standards No. 123, the impact of charges for restructuring and other costs and risk factors detailed in Wind River’s Annual Report on Form 10-K for the fiscal year ended January 31, 2005, its Quarterly Reports on Form 10-Q and other periodic filings with the Securities and Exchange Commission. Wind River undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Wind River Systems, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Three months ended July 31,		Six months ended July 31,
	2005	2004	2005	2004
Revenues, net:
Product	$32,818	$31,211	$62,862	$57,975
Subscription	17,982	12,332	34,348	21,837
Services	15,945	15,895	31,296	32,398

Total revenues	66,745	59,438	128,506	112,210

Cost of revenues:
Product	1,609	1,630	3,231	3,262
Subscription	2,922	2,305	5,671	3,966
Services	9,675	8,237	18,485	17,540
Amortization of purchased intangibles	131	334	262	1,321

Total cost of revenues	14,337	12,506	27,649	26,089

Gross profit	52,408	46,932	100,857	86,121

Operating expenses:
Selling and marketing	23,973	22,625	48,170	43,584
Product development and engineering	16,895	14,215	33,669	29,331
General and administrative	5,448	5,189	11,032	10,399
Amortization of other intangibles	24	126	47	297
Restructuring charges	237	819	422	2,057

Total operating expenses	46,577	42,974	93,340	85,668

Income from operations	5,831	3,958	7,517	453

Other income (loss), net	359	(364)	863	38

Income before provision for income taxes	6,190	3,594	8,380	491
Provision for income taxes	521	250	907	950

Net income (loss)	$5,669	$3,344	$7,473	$(459)

Net income (loss) per share:
Basic	$0.07	$0.04	$0.09	$(0.01)
Diluted	$0.06	$0.04	$0.08	$(0.01)
Shares used in per share calculation:
Basic	84,426	81,677	84,068	81,485
Diluted	90,119	84,904	89,637	81,485
Reconciliation to Non-GAAP net income
Net income (loss)	$5,669	$3,344	$7,473	$(459)
Gain on investments	—	—	(310)	(513)
Amortization of purchased and other intangibles	155	460	309	1,618
Realized loss on repurchase of bonds	88	—	400	—
Payroll tax on stock option exercises	200	—	408	—
Restructuring charges	237	819	422	2,057

Non-GAAP net income	$6,349	$4,623	$8,702	$2,703

Non-GAAP net income per share:
Basic	$0.08	$0.06	$0.10	$0.03
Diluted	$0.07	$0.05	$0.10	$0.03
Shares used in per share calculation:
Basic	84,426	81,677	84,068	81,485
Diluted	90,119	84,904	89,637	84,781

Wind River Systems, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	July 31, 2005	January 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$24,329	$22,312
Short-term investments	41,860	24,605
Accounts receivable, net	50,812	62,266
Prepaid and other current assets	13,367	12,504

Total current assets	130,368	121,687

Investments	121,099	147,877
Property and equipment, net	79,287	79,771
Intangibles, net	94,166	94,505
Other assets	7,392	8,414

Total assets	$432,312	$452,254

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,920	$3,328
Accrued liabilities	11,548	16,205
Accrued restructuring costs	908	1,404
Accrued compensation	15,263	19,210
Income taxes payable	1,865	2,512
Deferred revenues	68,920	65,615

Total current liabilities	100,424	108,274

Convertible subordinated debt	42,151	75,000
Long-term deferred revenues	11,110	11,492
Other long-term liabilities	2,611	1,543

Total liabilities	156,296	196,309

Stockholders’ equity:
Common stock	87	85
Additional paid-in-capital	781,472	769,953
Treasury stock, at cost	(31,159)	(31,972)
Accumulated other comprehensive loss	(6,395)	(5,621)
Accumulated deficit	(467,989)	(476,500)

Total stockholders’ equity	276,016	255,945

Total liabilities and stockholders’ equity	$432,312	$452,254

###